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EXHIBIT 10.4

CONSULTING AGREEMENT

        This CONSULTING AGREEMENT (this "Agreement") is dated as of July 30, 2003, by and between MSW Energy Holdings LLC, a Delaware limited liability company (the "Company"), and William Whitman, an individual residing at 138 Avondale Road, Ridgewood, New Jersey 07450 (the "Consultant").

        WHEREAS, the Company has requested that the Consultant provide certain consulting services sought by the Company and certain of its subsidiaries; and

        WHEREAS, the Consultant is willing to so provide certain consulting services to the Company and certain of its subsidiaries on the terms and conditions herein set forth.

        NOW, THEREFORE, in consideration of the mutual premises, covenants, and agreements hereinafter set forth, the parties hereto agree as follows:

        §1.    Engagement; Term of Agreement.    The Company hereby retains the Consultant, and the Consultant hereby agrees to make himself available to the Company as necessary to perform the consulting services described in Section 2 hereof for so long as this Agreement shall remain in effect, upon the terms and subject to the conditions hereinafter set forth. This Agreement shall remain in effect until terminated as provided in Section 5 hereof.

        §2.    Consulting Services.    For so long as this Agreement shall remain in effect, the Consultant agrees to provide advisory and consulting services to the Company and certain of Company's subsidiaries, as the Company may request. The Consultant shall use his reasonable best efforts, including the highest standards of professional competence and integrity, to provide the Services (as hereinafter defined) to the Company and, as the case may be, to certain of its subsidiaries. The Consultant's duties shall include, without limitation, providing certain financial and other administrative consulting services (the "Services"). In addition, the Consultant agrees to serve as the Chief Financial Officer and Treasurer of the Company and certain of its subsidiaries, subject to Section 5 hereof.

        §3.    Freedom to Contract.    The Consultant represents that he is not a party to any existing agreement which would prevent him from entering into or performing his obligations under this Agreement.

        §4.    Fees; Reimbursement for Expenses, Etc.

          (a)    Fees.    In consideration for the Consultant providing the Services, the Company shall pay to the Consultant fees in the amount of $12,500.00 for each month during which this Agreement shall remain in effect (the "Fees"). The Fees shall be payable in arrears on each monthly anniversary of the date of this Agreement, commencing with August 30, 2003 (except that any monthly payment due in any February shall be payable on the last day of such month). The Consultant may be awarded additional fees (collectively with the Fees, the "Total Fees"), at the sole discretion of the Board of Directors of the Company. The Total Fees paid shall be allocated fairly among the Company and, as the case may be, certain of its subsidiaries for which the Consultant performs Services.

          (b)    Expense Reimbursement.    In addition to the Total Fees, the Company shall reimburse the Consultant for all pre-approved reasonable and documented business expenses incurred by the Consultant in the performance of his duties hereunder provided that such expenses incurred by the Consultant shall be allocated fairly among the Company and, as the case may be, certain of its subsidiaries for which the Consultant performs Services.

          (c)    Independent Contractor; No Benefits.    In rendering the Services hereunder, the Consultant shall act solely as an independent contractor, and this Agreement shall not be construed to create or imply any employee-employer relationship between the Consultant and the Company or, as the case may be, between the Consultant and any of the Company's subsidiaries.

  The Company shall carry no workmen's compensation insurance or any health or accident insurance (nor shall any of the Company's subsidiaries) with respect to the Consultant. The Company shall not pay (nor shall any of the Company's subsidiaries pay) any contributions to Social Security, unemployment insurance, federal or state withholding taxes with respect to the Consultant, nor provide any other contributions or benefits with respect to the Consultant which might be expected in, or might be usual and customary with respect to, an employer-employee relationship.

        §5.    Termination.    The Consultant's engagement hereunder shall commence on the date hereof and continue until terminated upon the earliest to occur of (a) termination of the Consultant by the Company for "cause" (as described below), (b) upon not less than thirty (30) days' prior written notice from either the Consultant to the Company or from the Company to the Consultant, and (c) the first year anniversary of the date of this Agreement. For purposes hereof, a termination by the Company shall be for "cause" if the Consultant (i) breaches any provision of this Agreement (other than any provision of Sections 6, 7, or 8 hereof) and such breach continues unremedied for a period of five (5) days after written notice thereof is provided by the Company to the Consultant, (ii) breaches any of the provisions of Sections 6, 7 or 8 hereof, (iii) is grossly negligent in connection with the performance of any of the Services hereunder, (iv) performs any act of larceny, embezzlement, conversion or any other similar act involving the misappropriation of funds or other material resources of the Company, or (v) is convicted of, or enters a plea of guilty or nolo contendere to, any felony. Upon any termination of the Consultant's engagement hereunder as aforesaid, the Company's obligation to pay any continuing Total Fees to the Consultant shall terminate as of the effective date of such termination.

        §6.    Confidential Information.

          (a)   For purposes of this Agreement, the term "Confidential Information" shall mean (i) confidential information, knowledge or data of the Company and of the Company's affiliates or subsidiaries, including, without limitation, Duke/UAE Ref-Fuel LLC, American Ref-Fuel Company LLC, Highstar Renewable Fuels LLC, MSW Acquisition LLC or any of their respective subsidiaries (direct or indirect) or affiliates (collectively, the "Affiliates"), whether or not marked confidential, (ii) trade secrets of the Company and its Affiliates and (iii) any other information of the Company and its Affiliates disclosed to the Consultant (whether prior to or after the signing of this Agreement) or which the Consultant is given after the date of this Agreement and prior to the expiration or termination of his engagement hereunder. Without limiting the generality of the foregoing, the term "Confidential Information" shall include (A) all inventions, improvements, developments, ideas, processes, prototypes, plans, drawings, designs, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, technologies, formulas, data, computer databases, reports, papers, photographs, source and object codes, software programs, other works of authorship, know-how, patents, trademarks and copyrights (including all records pertaining to any of the foregoing), whether or not reduced to writing, that are owned by the Company or any of its Affiliates, or that are required to be assigned to the Company or any of its Affiliates by any person, including, without limitation, any employee or consultant of the Company or any of its Affiliates, or that are licensed to the Company or any of its Affiliates by any person, (B) information regarding regulatory matters pertaining to the Company or any of its Affiliates, (C) information regarding any acquisition or strategic alliance effected by the Company or any of its Affiliates or any proposed acquisition or strategic alliance being considered by the Company or any of its Affiliates, (D) information regarding the status or outcome of any negotiations engaged in by the Company or any of its Affiliates, (E) information regarding the terms of any contract entered into by the Company or any of its Affiliates, (F) information regarding prices or costs of the Company or any of its Affiliates, (G) information regarding any aspect of the Company's business strategy or any of its Affiliates' business strategy, (H) information regarding customers or suppliers of the Company or any of its Affiliates, (I) information regarding the skills, compensation and other terms of employment or engagement of the Company's or any of its Affiliates' employees and consultants, (J) business plans, budgets and unpublished financial statements and unpublished financial data of the Company or any of its Affiliates, and (K) any other information that the Company may designate as confidential.

          (b)   The Consultant acknowledges that, except to the extent otherwise provided below in this Section 6(b), all Confidential Information disclosed to or acquired by the Consultant is a valuable, special, and unique asset of the Company and is to be held in trust by the Consultant for the Company's sole benefit. Except as otherwise provided below in this Section 6(b), the Consultant shall not, for so long as this Agreement remains in effect and thereafter, use for himself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company, which may be withheld for any reason or no reason. Notwithstanding anything in this Section 6(b) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Consultant may use Confidential Information in connection with providing Services to the Company or, as the case may be, to the Company's subsidiaries and (B) the Consultant may disclose Confidential Information to any officer, director, employee, consultant or advisor to or of the Company (or as the case may be, to or of a Company subsidiary for which the Consultant is performing Services) who has a need to know such Confidential Information in order to perform or provide any services to the Company (or as the case may be, to a Company subsidiary) in the ordinary course and within the scope of such employee's, consultant's or advisor's engagement by the Company; provided that the recipient of such Confidential Information is notified of the confidential nature of the Confidential Information.

          (c)   The Consultant acknowledges and agrees that the Company and its Affiliates have received, and may receive in the future, confidential or proprietary information from third parties ("Third Party Confidential Information") subject to a duty on the Company's and its Affiliates' part to maintain the confidentiality of such Third Party Confidential Information and to use it only for certain limited purposes. For so long as this Agreement shall remain in effect and thereafter, the Consultant shall hold Third Party Confidential Information in the strictest confidence and will not use or disclose to anyone any Third Party Confidential Information, unless expressly authorized in writing by the Company or unless otherwise provided below in this Section 6(c). Notwithstanding anything in this Section 6(c) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Consultant may use Third Party Confidential Information in connection with providing Services to the Company or, as the case may be, to any of the Company's subsidiaries and (B) the Consultant may disclose Third Party Confidential Information to any officer, director, employee, consultant or advisor to or of the Company (or as the case may be, to or of a Company subsidiary for which the Consultant is performing Services) who has a need to know such Third Party Confidential Information in order to perform or provide any services to the Company in the ordinary course and within the scope of such employee's, consultant's or advisor's engagement by the Company; provided that the recipient of such Confidential Information is notified of the confidential nature of the Confidential Information.

          (d)   All originals, copies and summaries of manuals, memoranda, notes, notebooks, records, reports, plans, drawings, specifications, devices, formulas, storage media (including software, documents and computer printouts) and other documents or items of any kind (whether written or electronic) containing, disclosing, concerning or relating to Confidential Information or Third Party Confidential Information shall, to the extent that they are in the actual or constructive possession or control of the Consultant, be delivered to the Company by the Consultant immediately upon the termination of this Agreement.

          (e)   The obligations described above in this Section 6 shall be deemed continuous notwithstanding any termination of this Agreement.

        §7.    Inventions; Assignment.    All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Company's business or any of its Affiliates' respective businesses, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Consultant may discover, invent or originate during the period of the Consultant's engagement hereunder, as a result of the performance of Services hereunder either alone or with others and whether or not during working hours ("Inventions"), shall be the exclusive property of the Company or, as the case may be, of any of its Affiliates. The Consultant shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its or any of its Affiliates rights therein, and shall assist the Company, at the Company's expense, in obtaining, defending and enforcing the Company's or any of its Affiliates' rights therein. The Consultant hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its or any of its Affiliates rights to any Inventions.

        §8.    Non-Solicitation.    The Consultant acknowledges that the covenants and agreements in this Section 8 are made in consideration for the Company's obligations under this Agreement, and that the Company would not enter into this Agreement but for the agreements set forth in this Section 8. The Consultant agrees that for so long as this Agreement shall remain in effect and for a one (1) year period thereafter, the Consultant shall not, directly or indirectly, (a) interfere with the contractual relations between the Company and any of its employees, vendors, suppliers, clients or customers or with the contractual relations between any of the Company's Affiliates and any of their respective employees, vendors, suppliers, clients or customers; or (b) employ or cause to be employed in any capacity, or retain or cause to be retained as a consultant, any person who was employed by the Company or any of its Affiliates, or was retained by the Company or any of its Affiliates as a consultant or independent contractor, at any time during the period that this Agreement remains in effect. If at any time the provisions of this Section 8 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 8 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Consultant agrees that this Section 8 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

        §9.    Remedies.    The Consultant acknowledges and agrees that upon any breach by the Consultant of his obligations under Sections 6, 7 or 8 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach. For purposes of this Section 9, "threatened breach" shall mean any indication, verbal or otherwise, of the Consultant's intention to breach, or of the Consultant's impending breach of, any of the provisions of this Agreement. If any party institutes any action for the enforcement of this Agreement, the prevailing party shall be entitled to reimbursement on demand of all costs and expenses of such action including reasonable legal fees.

        §10.    Indemnity.    Each party hereto shall indemnify the other (and their respective officers, directors and employees) from and against any and all costs, judgments, claims, liabilities, damages, losses, penalties or expenses suffered by the other party caused by or arising out of the willful misconduct or the gross negligence of such first party. Notwithstanding anything contained herein, no party hereto (nor any of their directors, officers, shareholders, employees, agents and representatives) will be liable to any other party for any punitive damages arising out of or in any way related to the performance or non-performance of any obligations hereunder. Any amount of the Total Fees due from the Company to the Consultant under this Agreement may be set off by the Company against amounts payable by the Consultant to the Company under Section 10 of this Agreement. The provisions of this Section 10 shall survive any expiration or termination of this Agreement.

        §11.    Directors and Officers Liability Insurance.    The Company shall use reasonable best efforts, at its own expense, to add the Consultant to the Company's current Directors, Officers and Private Company Liability Insurance Policy to cover the Consultant, together with all other directors, officers and other insured persons, in an amount not less than ten million dollars ($10,000,000) and to maintain such coverage, subject to the terms and conditions of such policy.

        §12.    Other Agreements.    For so long as this Agreement shall remain in effect, the Consultant will not knowingly become a party to any instrument, agreement or arrangements which would reasonably be expected to materially impair its ability to perform this Agreement.

        §13.    Amendment and Waiver.    Neither this Agreement nor any term, covenant, condition or other provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

        §14.    GOVERNING LAW; WAIVER OF JURY TRIAL.    THIS AGREEMENT, AND ANY AND ALL CLAIMS ARISING HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY REGARDING ANY DISPUTE THAT MAY ARISE UNDER THE TERMS OF THIS AGREEMENT.

        §15.    Consent To Service of Process.    Each party hereto agrees that service of process upon it in any suit, action or proceeding arising out of or relating to this Agreement shall be deemed in every respect effective service of process upon it if given by mail in the manner set forth in Section 18.

        §16.    Entire Agreement.    This Agreement embodies the entire agreement between the Company and the Consultant with respect to the subject matter hereof, and supersedes and replaces all prior agreements and understandings with respect to such subject matter.

        §17.    Counterparts.    This Agreement may be executed in several identical counterparts, each of which when executed by the parties hereto and delivered shall be an original, but all of which together shall constitute a single instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

        §18.    Notices.    All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or if sent by overnight courier, or sent by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 18:

        If to the Company, to:

    MSW Energy Holdings LLC
    c/o AIG Global Investment Group, Inc.
    175 Water Street, 26th Floor
    New York, New York 10038
    Attention: Michael J. Miller and Marc C. Baliotti
    Facsimile No. (212) 458-2222

    MSW Energy Holdings LLC
    c/o DLJ Merchant Banking III, Inc.
    Eleven Madison Avenue, 16th Floor
    New York, New York 10010-3629
    Attention: Daniel H. Clare
    Facsimile No. (646) 935-7043

        If to the Consultant, to:

    William Whitman
    138 Avondale Road
    Ridgewood, NJ 07450
    William Whitman
    Facsimile No. (201) 444-0953

        §19.    Successors and Assigns.    This Agreement, and any of the Consultant's rights and obligations hereunder, may not be transferred or assigned by the Consultant without the prior written consent of the Company. Subject to the foregoing, this Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

        §20.    Further Assurances.    The parties shall execute and deliver such further instruments and perform such further acts as may reasonably be required to carry out the purposes of this Agreement.

        IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Consulting Agreement to be duly executed as of the day and the year first above written.

MSW ENERGY HOLDINGS LLC
By:	/s/ DANIEL H. CLARE
Name: Daniel H. Clare Title: Treasurer and Secretary

/s/ WILLIAM WHITMAN William Whitman

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CONSULTING AGREEMENT